Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pingtan Marine Enterprise Ltd on Form S-3 (Amendment No. 1) (File No. 333-188007) of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of Merchant Supreme Co., Ltd. as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 appearing on Form 8K/A (Amendment No. 1) (File No. 001-35192) of Pingtan Marine Enterprise Ltd. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk llp

New York, New York

May 31, 2013